UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2013

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 4, 2013, we received notification from The Nasdaq Stock Market (“Nasdaq”) that we have regained compliance with Listing Rule 5635(c) and Listing Rule 5550(b).

As previously disclosed, on April 17, 2013, Nasdaq notified us that we had failed to maintain a minimum market value of listed securities of $35,000,000 over the previous 30 consecutive business days as required by The Nasdaq Capital Market set forth in Listing Rule 5550(b). Nasdaq also advised us in its letter that we did not meet the requirements under Nasdaq Marketplace Rule 5550(b)(1), which requires maintenance of $2.5 million of stockholders’ equity, and Rule 5550(b)(3), which requires net income from continuing operations of $500,000 or more in 2012 or in two of the three years 2010, 2011 and 2012.  In order to meet the minimum equity requirement, we bolstered stockholders’ equity by selling 662,000 shares in May 2013.  On August 14, 2013, we filed our Form 10-Q for the quarter ended June 30, 2013 and reported stockholders’ equity of $4,076,000. Also, as previously disclosed on August 21, 2013, Nasdaq notified us that since the May 2013 sale of securities, which was at a discount to the then current market price, included certain officers and directors, the private placement required shareholder approval under Listing Rule 5635(c). In our Form 8-K filed on September 30, 2013, we reported that at a special meeting held on September 30, 2013, our stockholders voted to ratify this sale of shares to our officers and directors.

Accordingly, Nasdaq has determined that we have regained compliance with Listing Rules 5635(c) and 5550(b) and this matter is now closed.

We issued a press release on October 7, 2013 to disclose our receipt of the Nasdaq letter.  We have attached a copy of the press release as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: October 7, 2013                                                           By:        /s/ JENNIFER CROW
Jennifer Crow
Chief Financial Officer